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                                                           Exhibit 3.3

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                    DIVISION OF CORPORATIONS
                                                   FILED 02:00 PM 05/31/2002
                                                      020349418 - 3239893


                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                               NARA BANCORP, INC.
                             a Delaware Corporation


     NARA BANCORP, INC., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. That Article IV to the Certificate of Incorporation of the Corporation is amended to read in full as follows:

                                      IV.

     "The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty million (20,000,000) shares of Common Stock, $0.001 par value per share ("Common Stock"). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefore, which funds shall include, without limitation, the Corporation's unreserved and unrestricted capital surplus."

     2. That said amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law by:

          (a) the adoption of resolutions of the Board of Directors of the Corporation; and

          (b) the adoption of resolutions by the holders of a majority of the outstanding shares of capital stock entitled to vote thereon.

     IN WITNESS WHEREOF, said NARA BANCORP, INC., has caused this Certificate of Amendment to be signed by Michel Urich, its Secretary, the 30th day of May, 2002.



                                             /s/ Michel Urich
                                             -----------------------------------
                                             Michel Urich, Secretary